Exhibit 99.1

Earnings Release of May 8, 2008

HENNESSY ADVISORS, INC. ANNOUNCES YEAR-TO-DATE EARNINGS OF $0.19 PER SHARE

Novato, CA – May 8, 2008 – Hennessy Advisors, Inc. (OTCBB:HNNA) President and Chief Executive Officer, Neil Hennessy, today announced fully diluted earnings per share for Hennessy Advisors, Inc. of $0.19 for the year to date period ended March 31, 2008. Diluted earnings per share for the prior comparable period were $0.36. The decline in earnings is attributable to decreased mutual fund assets under management. Total mutual fund assets were $1.1 billion at March 31, 2008, compared to $1.9 billion at March 31, 2007.

“Historically low levels of consumer confidence in the economy, coupled with recent declines in the financial markets and in the performance of some of our funds, have negatively affected our assets under management, and correspondingly our earnings per share. Despite negative sentiments by many, I believe the economy is fundamentally strong and that the markets are beginning to settle down,” said Mr. Hennessy. “We will continue to navigate the company through these volatile times using our disciplined and time-tested investing techniques, and I believe we are in a strong position to take advantage of an upturn in the markets,” he added. “Despite the decrease in earnings, we continue to build financial strength for our shareholders, as evidenced by a 4.2% increase in retained earnings and a 12.2% reduction in total debt since the prior fiscal year end.”

Hennessy Advisors, Inc.

Financial Highlights

Period to Period

	Six Months Ended
Second Quarter	Mar. 31, 2008	Mar. 31, 2007	$ Change	% Change
Total Revenue	$5,795,851	$8,355,381	$(2,559,530)	-30.6%
Net Income	$1,115,618	$2,129,541	$(1,013,923)	-47.6%
Earnings per share (diluted)	$0.19	$0.36	$(0.17)	-47.2%
Weighted Average number of shares outstanding	5,868,322	5,962,250	(93,928)	-1.6%

At Period Ending Date	Mar. 31, 2008	Mar. 31, 2007	$ Change	% Change
Mutual Fund Assets Under Management	$1,098,694,513	$1,899,943,737	$(801,249,224)	-42.2%

At Period Ending Date	Mar. 31, 2008	Sep. 30, 2007	$ Change	% Change
Total Debt, including current portion	$7,553,952	$8,599,210	$(1,045,258)	-12.2%
Retained Earnings	$15,017,721	$14,417,331	$600,390	4.2%

5

Hennessy Advisors, Inc., located in Novato, CA, is a publicly traded investment advisor to six no-load mutual funds. Hennessy Advisors, Inc. is committed to their time-tested, quantitative stock selection formulas and disciplined money management approach.

Supplemental Information

Nothing in this section shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

6